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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.      )*

China Unistone Acquisition Corp.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

16945P108

(CUSIP Number)

May 25, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☒ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 5 pages

13G
CUSIP No. 16945P108			Page 2 of 5 Pages

1.	NAMES OF REPORTING PERSONS Craig Samuels		I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☐
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
		5.	SOLE VOTING POWER 212,900

		6.	SHARED VOTING POWER 0

		7.	SOLE DISPOSITIVE POWER 212,900

		8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 212,900

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%

12.	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT:

Page 2 of 5 pages

Item 1(a).	Name of Issuer:

China Unistone Acquisition Corp.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

4 Columbus Circle 5th Floor New York, New York 10019

Item 2(a).	Name of Person Filing:

Craig Samuels

Item 2(b).	Address of Principal Business Office or, if None, Residence:

13990 Rancho Dorado Bend San Diego, California 92130

Item 2(c).	Citizenship:

United States of America

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share

Item 2(e).	CUSIP Number:

16945P108

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable

Page 3 of 5 pages

Item 4.   Ownership

Ownership as of May 25, 2006 is incorporated herein by reference from items (5) - (9) and (11) of the cover page of the Reporting Person.

The percent of class was calculated based on a figure of 4,200,000 shares of common stock outstanding as of May 19, 2006, as reported in the Company’s Form 10-QSB, dated May 22, 2006.

Item 5.   Ownership of Five Percent or Less of a Class

Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.   Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable

Item 8.   Identification and Classification of Members of the Group

Not Applicable

Page 4 of 5 pages

Item 9.   Notice of Dissolution of Group

Not Applicable

Item 10.   Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 2, 2006 Date
/s/ Craig Samuels Signature
Craig Samuels Name/Title

Page 5 of 5 pages